Exhibit 99.1

Thunder Bridge Capital Partners V, Ltd. Announces Pricing of $261 Million Initial Public Offering

Great Falls, VA, Aug. 12, 2026 (GLOBE NEWSWIRE) -- Thunder Bridge Capital Partners V, Ltd. (the “Company”) announced today that it priced its initial public offering of 26,100,000 units at $10.00 per unit. The units will be listed on The Nasdaq Global Market (“Nasdaq”) and has been approved for trading under the ticker symbol “TBCVU” beginning August 13, 2026. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share of the Company at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “TBCV” and “TBCVW” respectively. The offering is expected to close on August 14, 2026, subject to customary closing conditions.

The Company is a special purpose acquisition company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, the Company intends to concentrate its search on high potential businesses based in the United States.

Cantor Fitzgerald & Co. is acting as sole book-running manager for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,915,000 units to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets,
110 East 59th Street, New York, New York 10022; Email: prospectus@cantor.com, or by accessing the SEC’s website, www.sec.gov.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission on August 12, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering and the Company’s search for and/or completion of an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the Company will complete an initial business combination. Forward-looking statements are subject to numerous risks, conditions and other uncertainties, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Gary A. Simanson
gsimanson@thunderbridge.us